UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016 (June 22, 2016)

GIGGLES N’ HUGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53948	20-1681362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Santa Monica Blvd., Suite 155,

Los Angeles, CA

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 553-4847

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On May 13, 2016, Giggles N’ Hugs, Inc., a Nevada corporation (“GIGL”) entered into a Termination of Lease with Century City Mall, LLC (“landlord”), accelerating the termination date of the Lease dated January 10, 2010 for its store located in Westfield Century City, Los Angeles, California. Pursuant to the termination agreement, the lease now terminates June 30, 2016. As a result of a major renovation taking place in the Century City Mall, Westfield has agreed to buy out and terminate the remainder of our lease. As a result, for the month of June, GIGL’s rent payments will be reduced by 50%, and the landlord has agreed to a monetary reimbursement.

On May 17, 2016, GIGL entered into a Strategic Alliance Agreement with Kiddo, Inc., a Florida corporation (“consultant”) whereby consultant will provide marketing and branding services as well as introductions to potential strategic partners and investors.

Item 3.02. Unregistered Sale of Equity Securities

As consideration for consultant’s services pursuant to the Strategic Alliance Agreement, GIGL agreed to issue to consultant a warrant to purchase up to 4,400,000 shares of GIGL’s common stock at an exercise price of $0.075 per share, which warrant vests in increments based upon the achievement of certain milestones described in the agreement. GIGL issued the warrant in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder since, among other things, the above transaction did not involve a public offering.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Termination of Lease dated May 13, 2016 by and between Giggles N’ Hugs Inc. and Century City Mall, LLC

10.2	Strategic Alliance Agreement dated May 17, 2016 by and between Giggles N’ Hugs Inc. and Kiddo, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Giggles N Hugs, Inc., a Nevada corporation (Registrant)

Date: June 22, 2016	By:	/s/ Joey Parsi
	Name:	Joey Parsi
	Title:	Chief Executive Officer